EXHIBIT 99.1

PXP	Plains Exploration & Production Company 700 Milam St., Suite 3100 Houston, TX 77002

NEWS RELEASE

Contact:  Winston Talbert

Vice President Finance and Investor Relations

(832) 239-6094 or (800) 934-6083

FOR IMMEDIATE RELEASE

PLAINS EXPLORATION REPORTS THIRD QUARTER EARNINGS

RESULTS IN LINE WITH GUIDANCE

Financial Results

Houston, Texas – November 6, 2003—Plains Exploration & Production Company (NYSE: PXP) (“PXP” or the “Company”) today reported third quarter 2003 net income of $13.3 million, or $0.33 per diluted share, compared to net income of $7.4 million, or $0.31 per diluted share, for the third quarter of 2002. This quarter represents the first full quarter that includes the results of the acquisition of 3TEC Energy Corporation (“3TEC”), which was effective as of June 1, 2003. Net income in the third quarter of 2003 includes pre-tax expenses of $2.0 million for merger related costs and approximately $4.7 million attributable to outstanding Stock Appreciation Rights (“SARs”). In aggregate, these charges reduced net income by $4.0 million ($0.10 per diluted share). Accounting for SARs requires that we record an expense or credit to the income statement depending on whether, during the period, our stock price either rose or fell, respectively. Accordingly, since our stock price at September 30, 2003 was $12.47 as compared to $10.81 on June 30, 2003 the Company recorded a non-cash expense. The Company incurs cash expenditures only as SARs are exercised.

Income taxes for the third quarter included a $1.7 million adjustment related to an increase in the deferred state tax rates in effect prior to 2003.

“The Company delivered another solid quarter as results announced this morning are highly consistent with guidance. This marks the first full quarter effect of the 3TEC acquisition that has manifested a significant expansion in both volumes as well as per unit margins. Additionally, the Company continues to advance all major capital projects and strategic initiatives,” stated Mr. John T. Raymond, President and Chief Operating Officer.

For the first nine months of the year net income was $41.5 million, or $1.32 per diluted share, compared to net income of $21.5 million, or $0.89 per diluted share for the same period of 2002. Net income in the first nine months of 2003 includes a non-cash expense of approximately $7.3 million ($0.14 per diluted share) related to SARs and $3.1 million ($0.06 per diluted share)

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attributable to merger related costs. Net income for the first nine months of 2003 also includes a $12.3 million after tax credit ($0.39 per diluted share) for the adoption of FAS 143.

Oil and gas production volumes increased 49% to 39.8 thousand barrels of oil equivalent (MBOE) per day in the third quarter of 2003, compared to 26.7 MBOE/day in the 2002 period. Natural gas production increased to 79.9 MMcf/day for the quarter as compared to 8.9 MMcf/day in 2002. For the nine-month period, daily production averaged 31.9 MBOE as compared to 25.1 MBOE for the same period in 2002.

The Company’s average realized price, which includes location and quality differentials and the impact of hedges, was $24.44 per BOE for the third quarter of 2003 as compared to $20.71 per BOE for the same period a year ago. For the first nine months of 2003, the Company’s average realized price was $23.34 per BOE as compared to $19.94 per BOE in the same period in 2002.

Oil and gas capital expenditures for the third quarter of 2003 were $40.9 million as compared to $11.2 million in the same period in 2002. For the first nine months of the year capital expenditures were $95.0 million as compared to $53.6 million in 2002.

As reflected in the accompanying tables, gross margin per BOE was $16.40 in the third quarter of 2003 as compared to $11.86 in same period in 2002. For the first nine months of 2003, gross margin was $14.73 per BOE as compared to $11.65 per BOE in the same period a year ago. The increase is due primarily to the increase in natural gas production attributable to the 3TEC acquisition.

Gross profit per BOE for the quarter was $13.07 compared to $10.79 per BOE in the same period in 2002. Current quarter gross profit was impacted by per BOE charges of $1.27 and $0.55, respectively, for SARs and merger related General and Administrative expenses (“G&A”). In addition, G&A in 2002 consisted of amounts allocated from Plains Resources and is not comparable to 2003 expenses as it did not include all the costs of operating as a public company or incremental costs as a result of the 3TEC acquisition. For the first nine months of 2003, gross profit per BOE was $11.89 as compared to $10.58 in the same period in 2002. The 2003 nine-month period includes per BOE charges of $0.84 and $0.36, respectively, for SARs and merger related G&A expenses.

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Hedging Update

PXP has recently increased its crude oil and natural gas hedge positions. Below is a table reflecting the company’s current hedge positions.

	Bbls / MMBtu Per Day
	2003	2004	2005	2006
Oil Swaps
Average price $24.10 per Bbl	20,250	—	—	—
Average price $23.89 per Bbl	—	18,500	—	—
Average price $24.79 per Bbl	—	—	17,500	—
Average price $25.28 per Bbl	—	—	—	15,000
Natural Gas Swaps
Average price $5.02 per MMBtu	50,000	—	—	—
Average price $4.45 per MMBtu	—	20,000	—	—
Natural Gas Costless Collars
Floor price of $4.00 per MMBtu	—	20,000	—	—
Cap price of $5.15 per MMBtu
Floor price of $4.75 per MMBtu	—	10,000	—	—
Cap price of $5.67 per MMBtu

Operational Update

Western Business Unit: Since the announcement of receipt of permits for development of offshore California reserves in an adjacent structure to our Point Arguello platforms, PXP has completed contract negotiations for conversion of a land-based drilling rig to offshore service. Conversion, upgrade, and mobilization activities will now go forward with the expectation of drilling operations start-up in the first quarter of 2004. At PXP’s Inglewood Deep project, interpretation of recently acquired 3-D seismic data is continuing. Initial drilling of deep zone 3-D supported targets is expected to begin in the first quarter of 2004.

Central Business Unit: To increase PXP exposure to quality exploration opportunities in Texas, PXP has reached an agreement with Metano Energy, LP, San Antonio, TX. Metano is comprised of key personnel formerly with EEX Onshore. Metano will interpret and develop defined drilling prospects within twelve separate and distinct 3-D seismic areas in nine counties of south Texas. PXP will have the option of operating with a 55 % working interest in any prospect developed under the terms of the joint venture in which PXP elects to participate. In PXP’s core East Texas area, development drilling remains ongoing with three rigs continuously operating.

Eastern Business Unit: In PXP’s recently acquired Breton Sound Extension (BSE) activity area, PXP expects to spud its initial test well later this month on the first of 32 identified prospects. Continuous drilling is anticipated in this area through the fourth quarter of 2003 and into 2004. In PXP’s original Breton Sound Area (BSA), two rigs are drilling or moving in to drill PXP’s Draco and Hercules prospects.

Property Divestments: In October PXP divested approximately 19 properties in nine non-core fields located in Alabama, Oklahoma, Texas, and New Mexico for aggregate net proceeds of

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approximately $8.9 million. Production from the divested properties at the time of sale was approximately 350 net equivalent barrels per day. Total year to date proceeds from non-core property sales, including those properties noted above, were approximately $23.2 million from the sale of interests in 36 fields with total production rates at time of sale of 797 equivalent barrels per day.

The Company will host a conference call to discuss the results at 10:00 a.m. central on Thursday, November 6, 2003. Investors wishing to participate may dial 1-800-227-9428 or international: 785-832-0301. Reference Conference I.D#: Plains XP. The replay will be available for 2 weeks at 1-888-566-0177 or international: 402-530-9315. To access the Internet webcast, please go to the Company’s website at: http://www.plainsxp.com, under the Investor Relations section choose “conference calls.” Following the live webcast, the call will be archived for a period of sixty (60) days on the Company’s website.

PXP is an independent oil and gas company primarily engaged in the upstream activities of acquiring, exploiting, developing and producing oil and gas in its core areas of operation: onshore California, primarily in the Los Angeles Basin, and offshore California in the Point Arguello unit, East Texas and the Gulf Coast region of the United States. PXP is headquartered in Houston, Texas.

ADDITIONAL INFORMATION & FORWARD LOOKING STATEMENT

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission (“SEC”). Such statements include those concerning PXP’s strategic plans, expectations and objectives for future operations. All statements included in this press release that address activities, events or developments that PXP expects, believes or anticipates will or may occur in the future are forward- looking statements. These include:

* reliability of reserve and production estimates,

* production expense estimates,

* cash flow estimates,

* future financial performance, and

* other matters that are discussed in PXP’s filings with the SEC.

These statements are based on certain assumptions PXP made based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond PXP’s control. Statements regarding future production are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to, inflation or lack of availability of goods and services, environmental risks, drilling risks and regulatory changes. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. Please refer to our filings with the SEC, including our Form 10-K for the year ended December 31, 2002 for a further discussion of these risks.

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Plains Exploration & Production Company

Consolidated Statements of Income

(amounts in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003(1)	2002
Revenues
Oil sales	$52,853	$48,341	$147,827	$129,563
Gas sales	36,654	2,552	55,435	7,130
Other operating revenues	260	14	667	27

	89,767	50,907	203,929	136,720

Costs and Expenses
Production expenses	24,599	20,601	66,950	53,355
Production and ad valorem taxes	3,893	1,143	6,749	3,471
Gathering and transportation expenses	969	—	1,296	—
General and administrative
G&A excluding items below	5,517	2,636	14,274	7,362
Stock appreciation rights	4,670	—	7,317	—
Merger related costs	2,007	—	3,104	—
Depletion, depreciation and amortization	15,215	7,755	33,083	21,262
Accretion of asset retirement obligation	730	—	1,906	—

	57,600	32,135	134,679	85,450

Income from Operations	32,167	18,772	69,250	51,270
Other Income (Expense)
Expenses of terminated public equity offering	—	(1,700)	—	(1,700)
Interest expense	(6,936)	(5,009)	(17,130)	(14,427)
Interest and other income (expense)	10	78	(157)	114

Income Before Income Taxes and Cumulative Effect of Accounting Change	25,241	12,141	51,963	35,257
Income tax expense	(11,903)	(4,723)	(22,792)	(13,757)

Income Before Cumulative Effect of Accounting Change	13,338	7,418	29,171	21,500
Cumulative effect of accounting change, net of tax	—	—	12,324	—

Net Income	$13,338	$7,418	$41,495	$21,500

Earnings per Share
Basic
Income before cumulative effect of accounting change	$0.33	$0.31	$0.94	$0.89
Cumulative effect of accounting change	—	—	0.40	—

Net income	$0.33	$0.31	$1.34	$0.89

Diluted
Income before cumulative effect of accounting change	$0.33	$0.31	$0.93	$0.89
Cumulative effect of accounting change	—	—	0.39	—

Net income	$0.33	$0.31	$1.32	$0.89

Weighted Average Shares Outstanding
Basic	40,106	24,200	31,029	24,200
Diluted	40,726	24,200	31,415	24,200

(1)	Reflects the acquisition of 3TEC Energy Corporation effective June 1, 2003.

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Plains Exploration & Production Company

Operating Data

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003(1)	2002
Total Period Production
Oil and Liquids (MBbls)	2,437	2,320	6,905	6,433
Gas (MMcf)	7,354	821	10,828	2,540
MBOE	3,663	2,457	8,710	6,856
Average Daily Production
Oil and Liquids (Bbls)	26,489	25,217	25,293	23,564
Gas (Mcf)	79,935	8,924	39,663	9,304
BOE	39,815	26,707	31,905	25,114
Unit Economics (in dollars)
Average Oil & Liquids Sales Price ($/Bbl)
Average NYMEX	$30.21	$28.25	$30.94	$25.45
Hedging revenue (expense)	(4.68)	(3.28)	(5.46)	(1.25)
Differential	(3.84)	(4.13)	(4.07)	(4.06)

Net realized price	$21.69	$20.84	$21.41	$20.14

Average Gas Sales Price ($/Mcf)
Average NYMEX	$5.05	$3.28	$5.43	$3.04
Hedging revenue (expense)	(0.05)	—	(0.17)	—
Differential	(0.02)	(0.17)	(0.14)	(0.23)

Net realized price	$4.98	$3.11	$5.12	$2.81

Average realized price per BOE	$24.44	$20.71	$23.34	$19.94
Production expenses per BOE	(6.72)	(8.38)	(7.69)	(7.78)
Production and ad valorem taxes per BOE	(1.06)	(0.47)	(0.77)	(0.51)
Gathering and transportation per BOE	(0.26)	—	(0.15)	—

Gross margin per BOE	16.40	11.86	14.73	11.65
G&A per BOE
G&A excluding items below	(1.51)	(1.07)	(1.64)	(1.07)
Stock appreciation rights	(1.27)	—	(0.84)	—
Merger related costs	(0.55)	—	(0.36)	—

Gross profit per BOE	$13.07	$10.79	$11.89	$10.58

(1)	Reflects the acquisition of 3TEC Energy Corporation effective June 1, 2003.

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Plains Exploration & Production Company

Consolidated Balance Sheets

(thousands of dollars)

	September 30, 2003	December 31, 2002
ASSETS
Current Assets
Cash and cash equivalents	$4	$1,028
Accounts receivable	46,640	28,868
Commodity hedging contracts	2,615	2,594
Inventories	5,438	5,198
Other current assets	6,680	1,051

	61,377	38,739

Properties and Equipment
Oil and natural gas properties—full cost method	1,089,286	659,499
Other property and equipment	4,184	2,207

	1,093,470	661,706
Less-accumulated depletion, depreciation and amortization	(169,727)	(168,494)

	923,743	493,212

Goodwill	147,383	—

Other Assets	17,877	18,929

	$1,150,380	$550,880

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and other current liabilities	$67,129	$40,012
Royalties payable	18,780	11,873
Interest payable	6,455	9,207
Commodity hedging contracts	29,722	24,572
Current maturities of long-term debt	511	511

	122,597	86,175

Long-Term Debt	503,149	233,166

Asset Retirement Obligation	32,457	—

Other Long-Term Liabilities	16,713	6,303

Deferred Income Taxes	120,610	51,416

Stockholders’ Equity
Common stock	405	244
Additional paid-in capital	321,996	174,279
Retained earnings	53,650	12,155
Accumulated other comprehensive income	(21,147)	(12,858)
Treasury stock	(50)	—

	354,854	173,820

	$1,150,380	$550,880

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Plains Exploration & Production Company

Consolidated Statements of Cash Flows

(thousands of dollars)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$13,338	$7,418	$41,495	$21,500
Items not affecting cash flows from operating activities
Depreciation, depletion, amortization and accretion	15,945	7,755	34,989	21,262
Deferred income taxes	11,632	3,081	20,092	8,097
Cumulative effect of adoption of accounting change	—	—	(12,324)	—
Noncash compensation	6,701	—	9,386	—
Other noncash items	(25)	48	352	372
Change in working capital from operating activities:	(2,407)	20,275	(20,892)	7,122

Net cash provided by operating activities	45,184	38,577	73,098	58,353

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of 3TEC Energy, net of cash acquired	(465)	—	(252,348)	—
Acquisition, exploration, development and other costs	(49,263)	(11,286)	(96,783)	(53,644)
Proceeds from property sales	8,517	—	8,517	—

Net cash used in investing activities	(41,211)	(11,286)	(340,614)	(53,644)

CASH FLOWS FROM FINANCING ACTIVITIES
Net change in long-term debt	(7,311)	286,941	269,950	286,941
Debt issuance costs	(74)	(5,469)	(4,143)	(5,469)
Receipts from Plains Resources Inc.	—	3,960	510	26,536
Distribution to Plains Resources Inc.	—	(311,964)	—	(311,964)
Other	(50)	—	175	—

Net cash provided by (used in) financing activities	(7,435)	(26,532)	266,492	(3,956)

Net increase (decrease) in cash and cash equivalents	(3,462)	759	(1,024)	753
Cash and cash equivalents, beginning of period	3,466	7	1,028	13

Cash and cash equivalents, end of period	$4	$766	$4	$766

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